Exhibit 10.2

1-105 Kanda Jinbocho, Chiyoda-ku, Tokyo 101-8101, Japan

Phone +81-(0)3-3296-3631, Fax +81-(0)3-3296-3681

January 27, 2014

Zosano Pharma, Inc.

34790 Ardentech Court

Fremont, CA 94555

United States of America

Attn: Mr. Vikram Lamba, President and Chief Executive Officer

[Via Express Courier Service / Via Facsimile (Fax +1 510 742 8262)]

Re: Notice of Termination

Ladies and Gentlemen:

Reference is made to the Amended and Restated License Agreement dated as of April 1, 2012, as amended by the First Amendment thereto dated as of December 14, 2012, by and between Zosano Pharma, Inc. (“Zosano”) and Asahi Kasei Pharma Corporation (“AKP”) (“License Agreement”).

AKP hereby terminates the License Agreement at will in its entirety pursuant to Section 15.2 of the License Agreement, effective immediately as of the date of this letter agreement (the “Termination Date”), with the surviving provisions of the License Agreement remaining valid. By its signature below, Zosano hereby waives, in accordance with Section 17.8 of the License Agreement, the one hundred eighty (180) days’ notice period for termination as provided in Section 15.2 of the License Agreement, and agrees to AKP’s termination of the License Agreement as of the Termination Date. For the avoidance of doubt, the foregoing waiver shall not be deemed to affect, alter or modify the consequences of termination of the License Agreement as set forth in Section 15.7(d) thereof or the survival of provisions of the License Agreement as set forth in Section 15.8 thereof. Zosano and AKP may publish the fact of termination of the License Agreement and AKP’s discontinuance of the Development (as defined in the License Agreement), in English and/or in Japanese, with the content of each of Zosano’s and AKP’s publication to be substantially in the form of the press release attached hereto as Exhibit A.

Notwithstanding the termination of the License Agreement according to the foregoing

Zosano Pharma, Inc.	January 27, 2014 Page 2

paragraph, Zosano hereby agrees by its signature below, that AKP may, following the Termination Date, perform in accordance with Articles 4 and 9 of the License Agreement, the work concerning preparation of the reports and other documents relating to the Development activities conducted by AKP during the term of the License Agreement, which is required under Applicable Laws (as defined in the License Agreement) and/or is consistent with the Development Plan (as defined in the License Agreement) and AKP’s internal past practices in the ordinary course of business, provided that AKP agrees to provide to Zosano a copy of each such report and other document promptly following its preparation, and such reports and other documents shall be deemed to be Project Information (as defined in the License Agreement) owned by AKP and subject to the licenses granted to Zosano pursuant to Sections 2.2 and 15.7 of the License Agreement.

Without limiting the generality of Section 15.7(d) of the License Agreement and all surviving provisions of the License Agreement referred to in Section 15.8 thereof, Asahi hereby confirms, and Zosano hereby confirms by its signature below, that:

(1)	Except payments payable by AKP or AKP USA, Inc. (AKP’s Affiliate (as defined in the License Agreement), “AKPUS”) to Zosano or ZP Group LLC (a wholly owned subsidiary of Zosano, “LLC”) under or contemplated by the Termination and Membership Interest Transfer Agreement dated as of December 20, 2013, by and among Zosano, LLC, AKPUS and AKP, no other payments are payable by AKP or AKPUS to Zosano, any of Zosano’s Affiliates or LLC under the License Agreement or any other related agreements;

(2)	AKP shall destroy all Products (as defined in the License Agreement) and Placebo Patches (as defined in the License Agreement) other than those samples required to be retained by Applicable Laws, received from Zosano or LLC under the License Agreement or any other related agreements, in compliance with Applicable Laws, and furnish Zosano with a certificate indicating what was destroyed, the amounts (if applicable), and a statement certifying that such Products and Placebo Patches were disposed in accordance with Applicable Laws;

(3)	Zosano shall, or shall cause LLC to, destroy all Teribone formulations and its standard solutions received from AKP under the License Agreement or any other related agreements, in compliance with Applicable Laws, and furnish AKP with a certificate indicating what was destroyed, the amounts (if applicable), and a statement certifying that such Teribone formulations and its standard solutions were disposed in accordance with Applicable Laws;

(4)

Zosano shall, and shall cause LLC to, retain samples of the Product Patches (as defined in the License Agreement) and Placebo Patches supplied to AKP under the License Agreement or any other related agreements until the third (3rd) anniversary of December 17, 2013 (i.e., the date AKP determined discontinuation of the Development of the

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Product), in accordance with Applicable Laws in Japan and Zosano’s or LLC’s “Retain Products SOP QA-417” (except for the duration of retaining samples). The amount of samples of such Product Patches and Placebo Patches shall be at least twice the quantity required to carry out all of the tests required to determine whether such Product Patches and Placebo Patches meet its release specifications, with the exception of bioburden and endotoxin testing; and

(5)	Zosano shall, and shall cause LLC to, retain samples of the Product Patches and Placebo Patches supplied to Zosano under certain related agreements of the License Agreement (i.e., the Memorandum dated as of December 14, 2012, as amended by the Amendment No. 1 to Memorandum dated as of February 25, 2013, by and among Zosano, AKP and LLC, and the Quality Agreement dated as of December 14, 2012, by and among Zosano, AKP and LLC), and all materials thereof, for a certain period in accordance with Applicable Laws in Australia.

Sincerely,

ASAHI KASEI PHARMA CORPORATION

By:	/s/ Toshio Asano
Name:	Toshio Asano
Title:	President

Acknowledged and agreed:

ZOSANO PHARMA, INC.

By:	/s/ Vikram Lamba
Name:	Vikram Lamba
Title:	President and CEO

Copy to: Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

United States of America

Attn: Alan C. Mendelson

          Judith A. Hasko

(FAX: +1 650 463 2600)

Zosano Pharma, Inc.	January 27, 2014 Page 4

Foley Hoag LLP

Seaport West

155 Seaport Boulevard, Boston

Massachusetts 02210-2600

United States of America

Attn: Mr. Joel D. Needleman

(Fax +1 617 832 7000)

EXHIBIT A

Form of AKP Press Release

Discontinuation of the development of a transdermal patch formulation of

Teribone™ human parathyroid hormone

Asahi Kasei Pharma Corporation (headquarters: Tokyo, Japan; President: Toshio Asano) and Zosano Pharma, Inc. (headquarters: Fremont, California, USA; CEO: Vikram Lamba) have reached a decision to discontinue the development of a transdermal patch formulation of Teribone™ human parathyroid hormone using microprojection technology from Zosano and to terminate the relevant license agreement between Asahi Kasei Pharma and Zosano.

Asahi Kasei Pharma has advanced the development of the transdermal patch formulation in Japan under the license agreement with Zosano, but results of the Phase I clinical trial did not meet the go/no-go decision criteria established by Asahi Kasei Pharma to proceed to Phase II. It was therefore determined that the development of this formulation could not continue.

Moving forward, Asahi Kasei Pharma remains committed to further developments of new formulations of Teribone™ that enhance usability for patients.

For more information, please contact:
Asahi Kasei Pharma Corporation	Asahi Kasei Corporation
General Affairs	Corporate Communications
Phone: +81-(0)3-3296-3600	Phone: +81-(0)3-3296-3008
Fax: +81-(0)3-3296-3680	Fax: +81-(0)3-3296-3162